EXHIBIT 4.2.5

                                FORM OF DEBENTURE

No. 00-___________                                        US $________ _________

                               AMBIENT CORPORATION

                    CONVERTIBLE DEBENTURE DUE AUGUST __, 2001

      FOR VALUE RECEIVED, the Company promises to pay to , the registered holder hereof (the "Holder"), the principal sum of and 00/100 Dollars (US $ ) on August __, 2001, (the "Maturity Date") and to pay interest on the principal sum outstanding on the Maturity Date, at the rate of 10% per annum, UNLESS the outstanding principal amount of this Debenture shall have been converted as provided hereunder in Section 3. Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for.

      This Debenture is subject to the following additional provisions:

      1. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

      2. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      3. A. Immediately upon (and subject to) the approval by the Company's stockholders at the Company's 2000 annual general stockholders' meeting of a proposal to increase the authorized shares of Common Stock that the Company is authorized to issue from time to time, the entire principal amount outstanding hereunder shall, without any further action on the part of the Company or Holder, be converted into shares of Common Stock of the Company, $.001 par value per share ("Common Stock") of the Company at a conversion price

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for each share of Common Stock equal to $2.00 (hereinafter, the "Conversion").
Upon Conversion, accrued interest shall be forgiven and this Debenture shall, without any further action on the part of the Company or the Holder, be deemed to have been cancelled and satisfied in full.

            B. Upon Conversion, the Holder shall surrender the Debentures to the Company Certificates representing Common Stock upon conversion will be delivered within three (3) business days if the address for delivery is in the United States (and within eight (8) business days if the address for delivery is outside the United States) from the date later of the Notice of Conversion is delivered to the Company as contemplated in the first sentence of this paragraph C or the original Debenture is delivered to the Company's transfer agent or to the Company.

      4. On the Maturity Date, the principal amount evidenced by this Debenture as well as interest accrued to date, shall become due and payable UNLESS the entire principal amount of this Debenture shall have been converted into the Company's Common Stock in accordance with the Conversion as provided under
Section 3A hereunder.

      5. The Company covenants and agrees that until either Conversion or the payment in full of this Debenture, the Company shall:

      (a) Preserve, renew and keep in full force and effect its legal existence and (ii) obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, authorizations and patents material to its business.

      (b) Furnish to the Holder prompt written notice of any Event of Default, specifying the nature and extent thereof and corrective action, if any, proposed to be taken with respect thereto.

      (c) The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance or any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Debenture against impairment.

      (d) The following shall each constitute an "Event of Default" hereunder:

            1) the failure of the Company to make any payment of principal or, or interest on, this Debenture when due and payable within 3 days following written notice of demand for payment;

            2) if the Company, prior to the Conversion, shall:

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                  a. file a petition in bankruptcy or a petition to take
advantage of any insolvency act;

                  b. make an assignment for the benefit of its creditors;

                  c. consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

                  d. file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

            3) if, prior to Conversion hereunder, a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Company, a receiver of the Company or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof; or

            4) the liquidation, dissolution or winding up of the Company prior to Conversion.

      6. Remedies upon Event of Default

      (a) Upon the occurrence of an Event of Default the entire principal amount of, and all accrued interest on, this Debenture shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. In addition, the Holder may take any action available to it under the Subscription Agreement or at law or in equity or by statute or otherwise.

      (b) No remedy conferred upon the Holder of this Debenture is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

      7. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

      8. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the jurisdiction of the federal courts whose

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districts encompass any part of the City of Wilmington or the state courts of the State of Delaware sitting in the City of Wilmington in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Debenture.

      9. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

      10. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, the ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture.

      11. Interpretation. If any term or provision of this Debenture shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

      12. Modification. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the Holder and the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of such party of a provision of this Agreement.

      13. Successors and Assigns. This Debenture shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

      14. Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Holder thereof at their respective addresses set forth below or to such other address as may be

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furnished in writing to the other party hereto:

      If to the Holder: c/o

                        Attn:  _________
                        Tel No:
                        Fax No:

            If to the Company: 1285 Avenue of the Americas
                               New York, New York
                               Tel No. (888) 861-0205

      16. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture (in case of mutilation) the Company will make and deliver in lieu of this Debenture a new Debenture of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this Debenture in lieu of which such new Debenture is made and delivered.

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      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: __________________, 2000

                               AMBIENT CORPORATION

                                    By:_______________________________________

                                    __________________________________________
                                    (Print Name)

                                    __________________________________________
                                    (Title)